For Immediate Release
Contact:	Alex Lombardo or Nikki Sacks Investors (608) 661-4791	Steve Shattuck Media (608) 661-4731

Great Wolf Resorts, Inc. Announces Extension of Maturity Date to July 2011
on Mason, Ohio and Grapevine, Texas Mortgage Loans

-Eliminates All Debt Maturities Until Mid-2011-

MADISON, Wis., August 3, 2009—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today announced that it has eliminated all of its debt maturities until mid-2011 with the completed extensions of the maturity dates to July 1, 2011 for the company’s mortgage loans on its Mason, Ohio and Grapevine, Texas resort properties.

“We have significantly strengthened our capital structure with the completion of these loan extensions. This is an important step in increasing our financial flexibility and importantly leaves Great Wolf Resorts with no debt maturities until mid-2011,” said Kimberly Schaefer, chief executive officer.

The extended Grapevine loan will now bear interest at a rate of LIBOR plus 400 basis points, with a minimum rate of 7.00 percent per annum. The extended Mason loan will continue to bear interest at a rate of LIBOR plus 425 basis points, with a minimum rate of 6.50 percent per annum. In addition, the company has provided the Mason mortgage loan lenders with a $30.0 million corporate guaranty and cross-collateralization on the company’s Grapevine resort property. The corporate guaranty and cross-collateralization on the Grapevine property will remain in place until the company makes a $30.0 million principal reduction of the Mason loan over the remaining term of the loan. The company will be required to use 50% of the net proceeds should there be certain liquidity-producing events, including the sale of majority-owned equity interest in any of the company’s existing properties or the refinance of a mortgage loan on an existing property, toward the $30.0 million mandatory principal reduction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets, potential accidents or injuries at its resorts, decreases in travel due to pandemic or other widespread illness, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both filed with the Securities and Exchange Commission. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.
Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C.; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Through Great Wolf Resorts’ environmental sustainability program, Project Green Wolf™, the company is the first and only national hotel chain to have all US properties Green Seal™ Certified – Silver.

The company’s resorts are family-oriented destination facilities that generally feature 300 – 600 rooms and a large indoor entertainment area measuring 40,000 – 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness rooms, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.